Exhibit 99.1

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces First Quarter 2007 Results

Reports Revenue Growth of 7.8%;

Reiterates Full Year Outlook

FULLERTON, California, May 1, 2007 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today first quarter ended March 31, 2007 results. Total revenue of $613.6 million was up 7.8% over first quarter 2006. In constant currency, revenue was up 6.0%. Net earnings were $37.1 million, or $0.59 per fully diluted share, including a pre-tax charge of $6.9 million, or $0.06 per share, related to the previously announced relocation of the company’s Palo Alto, California, operations.

Scott Garrett, president and chief executive officer, said, “First quarter results were solid. Operating trends are positive, and we remain confident regarding achievement of our full year outlook, including revenue growth of 7% to 9%, provided on February 8, 2007. Total revenue from clinical diagnostics customers increased 11.8% over prior year quarter, or 10% in constant currency. Within clinical diagnostics, immunoassay was up more than 21% and chemistry was up 9.4%. Cellular was up about 6% and clinical automation nearly doubled. Strong growth in clinical diagnostics was partially offset by lower sales of our more mature life science products. We expect total year sales to clinical diagnostics customers to continue to be robust while sales to life sciences customers are expected to be flat with prior year.”

Consumables sales were especially strong in the quarter growing 12.8%, or 10.8% in constant currency. The acquisition of Lumigen, Inc. in the fourth quarter 2006 contributed about 1.6% to this growth. Recurring revenue, comprised of supplies, test kits, service revenue and operating-type lease payments, was 83.1% of total revenue, compared to 79.4% in prior year quarter.

On a geographic basis, first quarter revenue in the United States increased 8.8% and consumables sales grew 10.2%. In constant currency, international revenue increased 2.8% with strong performance in Europe partially offset by declines in Canada and Asia Pacific.

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Beckman Coulter	Page 2 of 9

Gross profit margin increased 120 basis points to 48.5%, attributed primarily to a richer mix of high margin consumables and a favorable currency impact. Total operating expense was $240 million, including the relocation charge of $6.9 million.

Operating income for the quarter was $57.3 million, up 16.2% over prior year quarter. Excluding the relocation charge, operating income increased by 30% and operating income margin expanded from 8.7% to 10.5%.

Non-operating expense in the quarter was $10 million, about $5 million more than the same quarter last year, attributed primarily to higher foreign currency related expenses.

The effective tax rate in the quarter was 21.6%, reflecting a reduction in state tax accruals. The full year outlook for the tax rate remains between 30% and 31%.

Net earnings were $37.1 million or $0.59 per fully diluted share, including the relocation charge of $6.9 million, or $0.06 per share. In the first quarter 2006, the company reported net earnings of $32.6 million or $0.50 per fully diluted share.

Garrett stated, “The first quarter net earnings, excluding the relocation charge, were $0.65 per fully diluted share, a solid contribution towards our full year earnings per share objective. These solid results reflect the continuing progress of our business and our focus on improving operational efficiencies.”

Other First Quarter Developments

•	Declared a $0.16 per share quarterly cash dividend, a $0.01 or 6.7% increase. This is the 71st consecutive quarterly dividend in the company’s history.

•

Commercialized the first automated Inhibin A assay, enabling laboratories to run a common panel of reproductive tests on one analyzer. This test is the first of several new high-value, exclusive or semi-exclusive assays that the company expects to launch on its family of automated immunoassay systems. These tests were obtained through the acquisition of Diagnostic Systems Laboratories.

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Beckman Coulter	Page 3 of 9

•

Signed an agreement with Premier, Inc., the nation’s largest healthcare purchasing network, to provide a full range of core laboratory systems and supplies. Under the terms of the three-year agreement, Premier members will be able to purchase the entire Beckman Coulter suite of clinical diagnostics products for automation, routine chemistry, immunoassay, integrated work cells, hemostasis and hematology.

Garrett commented, “We continue to make gains on the strength of our complete solutions for the hospital clinical laboratory and a new-product pipeline that leads the industry. In second quarter we expect to commercialize our newest immunoassay system, the UniCel Dxl 600, and are confident that it will sustain our momentum in immunoassay. Our newest integrated chemistry / immunoassay work cell, the UniCel DxC 880i, remains on track for delivery by the end of 2007. This new work cell combines the highest throughput immunoassay system with our highest speed chemistry instrument, setting a new industry standard for work cell productivity. Further, we are on schedule to launch our next generation hematology system, the DxH, in 2008. These new products extend our unparalleled range of industry-leading systems, all designed to simplify, automate and innovate customer processes.”

Full Year Outlook

Garrett concluded, “We are reiterating our full year outlook as provided on February 8, 2007, based on solid performance in the first quarter. Assuming stable currency, full year revenue growth should be in the range of 7% to 9%. We expect 2007 operating income margin to expand to around 12%. Non-operating expense is expected to be flat with prior year, paced evenly throughout 2007. We are committed to leveraging the growth of our top line and should deliver pretax profit growth of 10% to 15% over 2006 on a comparable basis. This pretax profit growth is expected to be partially offset by a higher tax rate of 30% to 31%. After adjusting for any special items, including the previously announced $13 million Palo Alto relocation charge, earnings per diluted share should be in the range of $3.10 to $3.25. Capital expenditures are expected to be $325 to $350 million and depreciation and amortization should be between $210 and $230 million.”

Biosite Update

As announced last evening, Beckman Coulter has entered into a revised merger agreement with Biosite to acquire all of Biosite’s outstanding common stock in a cash tender offer for $90 per share, or approximately $1.67 billion in total on a fully diluted share basis, an increase of $5.00 per share over the original merger agreement dated March 24, 2007.

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Beckman Coulter	Page 4 of 9

Non-GAAP Financial Measures

Our outlook for operating margin and adjusted EPS for 2007 is provided on a non-GAAP basis. The company’s operating margin and adjusted EPS outlook excludes the impact of charges or write-offs associated with acquisitions, restructuring, or relocations in connection with our supply chain improvement initiatives, or any gains or losses upon sale of assets or businesses. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measures, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use these measures to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of operating margin and adjusted EPS is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. The company is not able to provide a reconciliation of projected operating margin and adjusted EPS to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe that use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the underlying trends in our international operations.

These non-GAAP financial measures are in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday, May 2, 2007 at 8:30 am ET to discuss the first quarter ended March 31, 2007 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, June 1, 2007.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 75 percent of the company’s 2006 revenue of $2.53 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 5 of 9

Forward Looking Statements

This press release contains the company’s unaudited financial results for first quarter 2007. These results may change as a result of the review by the company’s independent accountants and management. Final quarterly results will be provided in the company’s quarterly report to the SEC on Form 10-Q. This press release also contains forward-looking statements regarding the company’s outlook for 2007, including expectations regarding total year sales, revenue growth, operating income margin, non-operating expense, tax rate, pre-tax profit, capital expenditures, depreciation and amortization, and earnings per diluted share. In addition, the press release contains statements regarding the company’s expectations with respect to product introductions and trends in the life science market. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. These and other risk factors that affect the Company are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 26, 2007.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Biosite. Stockholders of Biosite are urged to read the tender offer materials described below because they contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Beckman and Louisiana Acquisition Sub with the SEC on April 2, 2007. In addition, on April 2, 2007, Biosite filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The tender offer materials contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available free of charge on the SEC’s website (www.sec.gov) or from D.F. King & Co., Inc., the information agent for the tender offer, at (800) 769-4414 (toll free). American Stock Transfer & Trust Company is acting as depositary for the tender offer. The dealer manager for the offer is Morgan Stanley.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Beckman Coulter and Biosite file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Beckman Coulter and Biosite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Beckman Coulter’s and Biosite’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Product revenue	$512.4	$473.4
Service revenue	101.2	95.6

Total revenue	613.6	569.0

Cost of goods sold	243.8	231.5
Cost of service	72.4	68.2

Total cost of sales	316.2	299.7

Gross profit	297.4	269.3

Operating costs and expenses
Selling, general and administrative	175.4	163.4
Research and development	57.8	54.6
Restructuring	6.9	1.1
Asset impairment charges	—	0.9

Total operating costs and expenses	240.1	220.0

Operating income	57.3	49.3

Non-operating (income) expense
Interest income	(4.6)	(4.1)
Interest expense	12.4	10.8
Other, net	2.2	(1.9)

Total non-operating expenses	10.0	4.8

Earnings before income taxes	47.3	44.5
Income taxes	10.2	11.9

Net earnings	$37.1	$32.6

Basic earnings per share	$0.60	$0.52

Weighted average number of basic shares outstanding (in thousands)	61,848	63,237

Diluted earnings per share	$0.59	$0.50

Weighted average number of dilutive shares outstanding (in thousands)	63,376	64,800

Dividends declared per share	$0.16	$0.15

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net earnings	$37.1	$32.6
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	54.6	40.5
Provision for doubtful accounts receivable	2.0	1.8
Share-based compensation expense	6.1	7.0
Tax benefits from exercises of share-based payment awards	9.4	2.3
Excess tax benefits from share-based payment transactions	(8.8)	(1.9)
Asset impairment charges	—	0.9
U.S. Pension Trust contributions	—	(17.0)
Deferred income taxes	(1.3)	(0.5)
Changes in assets and liabilities:
Trade and other receivables	37.3	46.3
Inventories	(27.0)	(29.4)
Accounts payable	14.8	—
Accrued expenses	(26.9)	(46.7)
Income taxes payable	(16.6)	3.7
Long-term lease receivables	4.9	14.4
Other	(3.1)	2.2

Net cash provided by operating activities	82.5	56.2

Cash flows from investing activities
Additions to property, plant and equipment	(76.9)	(65.0)
Payments for business acquisitions and technology licenses	(10.8)	(4.2)

Net cash used in investing activities	(87.7)	(69.2)

Cash flows from financing activities
Dividends to stockholders	(10.2)	(9.5)
Proceeds from issuance of stock	27.7	13.3
Repurchase of common stock as treasury stock	—	(47.6)
Repurchase of common stock held in grantor trust	(0.7)	(0.6)
Excess tax benefits from share-based payment transactions	8.8	1.9
Debt borrowings, net	(0.5)	57.8
Debt repayments	(6.0)	(1.8)
Debt acquisition costs	(0.3)	—

Net cash provided by financing activities	18.8	13.5

Effect of exchange rates on cash and cash equivalents	0.5	0.9

Increase in cash and cash equivalents	14.1	1.4
Cash and cash equivalents-beginning of period	75.2	57.6

Cash and cash equivalents-end of period	$89.3	$59.0

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$89.3	$75.2
Trade and other receivables, net	634.2	671.5
Inventories	486.7	455.8
Deferred income taxes	112.9	83.2
Prepaids and other current assets	55.9	52.4

Total current assets	1,379.0	1,338.1

Property, plant and equipment, net	748.2	721.0
Goodwill	675.8	672.7
Other intangible assets	392.8	397.4
Other assets	160.7	162.5

Total assets	$3,356.5	$3,291.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$189.1	$180.3
Accrued expenses	369.8	387.9
Income taxes payable	44.3	60.9
Notes payable	78.0	73.2
Current maturities of long-term debt	4.3	9.3

Total current liabilities	685.5	711.6

Long-term debt less current maturities	946.9	952.0
Deferred income taxes	137.2	110.1
Other liabilities	355.5	363.7

Total liabilities	2,125.1	2,137.4

Commitments and contingencies

Stockholders’ equity:
Common stock	6.8	6.8
Additional paid-in-capital	492.3	488.0
Retained earnings	1,105.4	1,076.4
Accumulated other comprehensive loss	(49.2)	(55.4)
Treasury stock, at cost	(323.9)	(361.5)
Common stock held in grantor trust, at cost	(17.5)	(16.8)
Grantor trust liability	17.5	16.8

Total stockholders’ equity	1,231.4	1,154.3

Total liabilities and stockholders’ equity	$3,356.5	$3,291.7

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BECKMAN COULTER, INC

PRODUCT AREA SALES

(in millions)

	Three Months Ended March 31, 2007
	$	Reported Growth %	Constant Currency Growth %
Chemistry Systems	$172.9	9.4	7.5
Cellular Systems	194.4	5.7	4.4
Immunoassay Systems	134.4	21.3	18.8
Discovery & Automation Systems	111.9	(3.7)	(5.7)

Total Beckman Coulter	$613.6	7.8	6.0

United States	331.9	8.8	8.8
International	281.7	6.7	2.8

Total Beckman Coulter	$613.6	7.8	6.0

Chemistry Systems include:

•	Autochemistry

•	Protein and rapid test products

Cellular Systems include:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay Systems include:

•	All immunoassay products

Discovery and Automation Systems include:

•	Life Science Tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

•	Clinical diagnostic automation

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